Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2010 and April 10, 2008, except with respect to the change in the accounting for noncontrolling interests as discussed in Note 17, as to which the date is November 22, 2010, relating to the financial statements of Kinder Morgan Holdco LLC, which appear in the Registration Statement on Form S-1 of Kinder Morgan, Inc. (File No. 333-170773). We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 10, 2011